November 2007 Pricing Sheet dated November 8, 2007 relating to Preliminary Terms No. 429 dated November 7, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Commodity-Linked Capital Protected Notes due June 26, 2009
Based on the Performance of a Basket of Three Commodity Indices and a Commodity
PRICING TERMS – NOVEMBER 8, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$4,000,000
Pricing date:	November 8, 2007
Original issue date:	November 14, 2007 (3 business days after the pricing date)
Maturity date:	June 26, 2009
Principal protection:	100%
Interest:	None

Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	Baltic Dry Index (“BDI”)**	BDIY	25%	10,744
	S&P GSCI™ Agricultural Index – Excess Return (the “agricultural index”)	SPGCAGP	25%	74.16746
	S&P GSCI™ Industrial Metals Index – Excess Return (the “industrial metals index”)	SPGCINP	25%	313.3125
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	25%	95.46

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity prices will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

**BDI is designed to measure changes in the cost of transporting dry bulk material such as grain, coal, iron ore and industrial metals by sea.  See “Annex A—The Baltic Dry Index” in the accompanying preliminary terms for more information.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
BDI: the official settlement price of the BDI
agricultural index: the official settlement price of the agricultural index industrial metals index: the official settlement price of the industrial metals index
WTI crude oil: the official settlement price per barrel

Initial commodity price:	The commodity price for the applicable basket commodity on the pricing date
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day or index business day, as applicable, during the period from and including March 23, 2009 through and including June 22, 2009 on which there is no market disruption event in respect of the applicable basket commodity.

CUSIP:	617446X79
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per note:	$1,000	$1	$999
Total:	$4,000,000	$4,000	$3,996,000
(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.
“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 429 dated November 7, 2007
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.